CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 18, 2016, relating to the financial statements and financial highlights of Franklin Federal Intermediate-Term Tax-Free Income Fund, Franklin Federal Limited-Term Tax-Free Income Fund, Franklin High Yield Tax-Free Income Fund, Franklin Insured Tax-Free Income Fund, Franklin Massachusetts Tax-Free Income Fund and Franklin New Jersey Tax-Free Income Fund which appears in the February 29, 2016 Annual Report to Shareholders of Franklin Tax-Free Trust, which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

June 23, 2016